Exhibit 99.1

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Additional Disclosure Relating to the Proposed Merger with Seagate Technology

On or about April 18, 2006, we mailed to you a definitive joint proxy statement/prospectus (the “April 18th Proxy Statement”) relating to a extraordinary general meeting of the shareholders of Seagate Technology and an annual meeting of the stockholders of Maxtor Corporation scheduled for May 17, 2006 to consider a proposal to approve the issuance of Seagate common shares, par value $0.00001 per share, pursuant to the Agreement and Plan of Merger, dated as of December 20, 2005, by and among Seagate Technology, MD Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Seagate, and Maxtor Corporation, as the same may be amended from time to time. In the case of Maxtor’s annual meeting of stockholders, the April 18th Proxy Statement also included two proposals unrelated to the merger.

On May 3, 2006, Maxtor settled in principle a purported stockholder class action lawsuit brought by Theodore F. Vahl in the Superior Court of the State of California, County of Santa Clara, against Maxtor, its Chairman and Chief Executive Officer and the members of its Board of Directors alleging that the defendants violated their fiduciary duties in connection with the proposed merger of Maxtor with Seagate Technology (the “Vahl Litigation”). In connection with that settlement, we are providing to you the additional disclosures set forth in this document.

This document supplements and updates certain information contained in the April 18th Proxy Statement to reflect the recent settlement of the Vahl Litigation. You should read this document together with the April 18th Proxy Statement, which, except as revised or supplement by this document, remains in full force and effect. We urge you to read this document carefully and in its entirety. We also encourage you, if you have not done so already, to carefully review the April 18th Proxy Statement.

Our board of directors continues to unanimously recommend that Maxtor stockholders vote FOR the proposal to adopt the merger agreement and FOR the other Maxtor proposals described in the April 18th Proxy Statement.

Your vote is very important. The merger cannot be completed unless, among other things, Seagate’s shareholders approve the issuance of Seagate common shares in the merger and Maxtor’s stockholders adopt the merger agreement. We are each holding meetings of our stockholders to vote on the proposals necessary to complete the merger and, in the case of Maxtor, to approve certain other matters unrelated to the merger and described in the April 18th Proxy Statement. Information about these meetings, the merger and the other business to be considered by Maxtor stockholders, were contained in the April 18th Proxy Statement. We urge you to read the definitive joint proxy statement/prospectus carefully. You should also carefully consider the risk factors beginning on page 15 in the April 18th Proxy Statement.

There has been no change in the meeting date, time or place, which remains as follows:

Wednesday, May 17, 2006

10:00 a.m. Pacific Time

Maxtor Corporation

500 McCarthy Boulevard

Milpitas, California 95035

I strongly support the combination of Maxtor and Seagate and join with Maxtor’s board in recommending that you vote in favor of the proposals described in the April 18th Proxy Statement and this supplement.

/s/ Dr. C.S. Park
Dr. C.S. Park
Chairman and Chief Executive Officer
Maxtor Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this supplement or the April 18th Proxy Statement is accurate or complete. Any representation to the contrary is a criminal offense.

This supplement is dated May 3, 2006.

RECENT DEVELOPMENTS

As disclosed in the joint proxy statement/prospectus dated April 18, 2006 (the “April 18th Proxy Statement”), on January 20, 2006, Theodore F. Vahl commenced a purported shareholder class action lawsuit in the Superior Court of the State of California, County of Santa Clara against Maxtor, Maxtor’s Chairman and Chief Executive Officer, and certain members of Maxtor’s Board of Directors (the “Board”) alleging that the defendants violated their fiduciary duties and seeking injunctive relief in connection with the proposed merger. On March 1, 2006, defendants filed an Answer and Demurrer. Thereafter, plaintiff indicated that he would file an amended complaint and defendants stipulated that an amended complaint could be filed without leave of court. On April 14, 2006, plaintiff served a first amended complaint against Maxtor, Maxtor’s Chairman and Chief Executive Officer, and each member of Maxtor’s Board. The amended complaint adds the eighth and final member of the Board as a defendant, and alleges that the definitive proxy statement filed by Maxtor with the Securities and Exchange Commission (the “SEC”) on April 14, 2006 did not include all available information regarding certain topics in the merger. The amended complaint sought only equitable relief. On April 28, defendants filed a demurrer.

On May 3, 2006, the parties reached an agreement in principle providing for the settlement of the purported stockholder class action. In connection with the settlement, it was agreed that Maxtor would make the disclosures set forth below. Under the terms of settlement, and subject to certain conditions, all claims relating to the merger agreement and the proposed merger will be dismissed and released on behalf of the settlement class and the settlement class will withdraw its challenges to the proposed merger. The parties intend that a settlement class will be certified consisting of all holders of Maxtor stock, other than the named defendants and those affiliated with the named defendants. In connection with the proposed settlement, Maxtor will reimburse the settlement class attorneys’ fees and recoverable costs in the amount of $467,500.

The settlement is subject to court approval. Prior to the time at which the settlement will be submitted to the court for final approval, additional information will be provided to class members.

REGULATORY UPDATE

On April 27, 2006, Seagate received a decision from the European Commission declaring the acquisition of Maxtor to be compatible with the common market. On April 28, 2006, Seagate received notification that the regulatory authorities in Taiwan had decided not to raise any objection to a combination between Seagate and Maxtor, and that the parties may proceed effective May 3, 2006. Seagate is continuing ongoing regulatory review processes in other countries with respect to the transaction. Seagate and Maxtor expects that to the extent necessary to close the transaction, absent any requests for additional information in those jurisdictions, these processes will be completed prior to, or around the date of, the scheduled May 17, 2006 shareholder and stockholder meetings.

Seagate and Maxtor are preparing for the closing of this transaction on or about May 19, 2006, contingent upon receipt of approval by Seagate’s shareholders and Maxtor’s stockholders at the May 17, 2006 meetings, successful completion of the necessary regulatory reviews and the satisfaction of all other conditions to closing.

For a complete description of the regulatory approvals required for the merger, please refer to page 71 in the April 18th Proxy Statement.

ADDITIONAL INFORMATION REGARDING THE BACKGROUND OF THE MERGER

The following provides additional disclosure regarding the background of the merger between Seagate and Maxtor, updated to include additional information concerning the exchange ratios discussed in negotiations between Seagate and Maxtor, the strategic alternatives available to Maxtor that were considered by Maxtor’s Board on September 22, 2005, the issues relating to deal certainty that concerned the Maxtor Board during the discussions between Maxtor and Seagate, and the purpose and nature of revisions to Maxtor’s business plan effected in November 2005. The discussion that previously appeared on pages 30 to 41 within the April 18th Proxy Statement under the subheading, Background of the Merger, is replaced in its entirety by the disclosure below.

Background of the Merger

Seagate and Maxtor are long-time participants in the hard disc drive industry and are very familiar with each other’s businesses. Each of them routinely evaluates business alternatives and strategic opportunities as part of their ongoing evaluation of changes in the marketplace and opportunities to strengthen their respective businesses.

In the spring of 2004, Seagate’s management began informally discussing the company’s strategic business options with Morgan Stanley and another investment bank. In June 2004, the Strategic and Financial Transactions Committee of the Seagate board of directors held a telephonic meeting, which was attended by Seagate’s senior management. During this meeting, the committee discussed such potential options with Seagate senior management. After discussion, the committee authorized Seagate’s senior management to explore a potential business combination with Maxtor.

Later in the month, Mr. Luczo contacted Dr. C.S. Park, Maxtor’s Chairman of the Board, to convey Seagate’s interest in a potential business combination with Maxtor, and met with Dr. Park to discuss the matter. The Maxtor board of directors held a special meeting on July 9, 2004, which was attended by representatives of Gray Cary Ware & Freidenrich LLP, Maxtor’s outside legal counsel. During this meeting, the Maxtor board received a briefing from Dr. Park on the contact from Seagate and received legal advice from Gray Cary. The Maxtor board authorized further discussions and requested additional information from management and outside counsel for the next board meeting. Dr. Park met again with Mr. Luczo later that month and separately met with William D. Watkins, who had been named Seagate’s Chief Executive Officer in addition to his position as President on July 3, 2004, to discuss the potential business combination. The Maxtor board of directors held a special meeting on July 31, 2004, which was attended by representatives of Gray Cary. During this meeting, Dr. Park and Maxtor’s then Chief Executive Officer briefed the board on the developments since the last meeting. Gray Cary provided advice regarding certain legal matters. The Maxtor board authorized further discussions and requested further information from management and outside counsel for the next board meeting.

In early August 2004, Morgan Stanley on Seagate’s behalf contacted Citigroup, which had been engaged by Maxtor on August 1, 2004 to advise Maxtor concerning strategic alternatives, to discuss Mr. Luczo’s proposal. During August 2004, Morgan Stanley and Citigroup had telephone conversations regarding a possible business combination on behalf of their clients. During this same period of time, Maxtor also had discussions with one of its component suppliers regarding the possibility of a strategic business combination. On August 5, 2004, the Seagate board of directors held a meeting, which was also attended by representatives of Morgan Stanley, to review the possibility of a strategic business combination with Maxtor. On August 18, 2004, the Maxtor board of directors held a special meeting, which was attended by certain members of the company’s senior management and representatives of Gray Cary and Citigroup. During the meeting, management and Citigroup reviewed and provided input on these discussions with Seagate and the component supplier, Gray Cary provided legal advice to the board and the board authorized further discussions with Seagate. On August 27, 2004, Citigroup and Morgan Stanley had a meeting at which Morgan Stanley presented Seagate’s preliminary view on valuation for a business combination, suggesting a 0.40 exchange ratio. Based on the relative capital structures of the two companies at the time, this would have represented implied stock ownership for Maxtor stockholders of 16.5% of the combined company. In September 2004, Citigroup conveyed to Morgan Stanley Maxtor’s view that the initial valuation proposed by Seagate did not compare favorably in Maxtor’s view with Maxtor’s value as a stand-alone company, and that a significant increase in valuation was warranted. In September 2004, Seagate discontinued its discussions with Maxtor. Also in September 2004, the component supplier discontinued its discussions with Maxtor regarding a possible business combination transaction, having concluded that Maxtor was not a good strategic fit.

In November 2004, Dr. Park was appointed to serve as Chief Executive Officer of Maxtor in addition to his role as Chairman, and a new management team was appointed at Maxtor to develop and pursue a strategy to address Maxtor’s financial performance and business execution issues and return Maxtor to profitability. Maxtor management began to execute on its new business plan in 2005. By mid-2005, the new management team had made progress on the business plan, including improving profitability in its enterprise division, expanding its successful branded products offering and advancing the development of a new desktop product offering planned for release in early 2006, had made progress rationalizing its product roadmap, had planned to partially address component costs by moving its media operations offshore and had accelerated the move of two-thirds of the desktop manufacturing from Maxtor’s Singapore factory to Suzhou, China. Maxtor’s board of directors believed that its business plan, if achieved, would provide significant value to Maxtor’s stockholders, although the market price of Maxtor reflected the risks of a turnaround plan due to execution issues and the relatively short tenure of the new management. Maxtor also faced numerous risks to successful execution, including increasing competition, continuing adverse impact to gross margin from the cost of heads and other key components, execution difficulties in product development and production adversely affecting quality and time to market for new products, difficulties in achieving a reasonable return on investment in research and development, engineering resource constraints, the lack of a 1” product, a 2.5” product and a fibre channel product and the need for improved processes to manage an increasingly complex business model.

In April 2005, Mr. Watkins had a breakfast meeting with Dr. Park, during which Mr. Watkins informally indicated his interest in a potential business combination between Seagate and Maxtor. Dr. Park indicated that if a proposal were made by Seagate, he would review such proposal with the Maxtor board. Dr. Park informed the Maxtor board of this conversation.

On May 13, 2005, Seagate’s board of directors held a regular meeting, during which Mr. Watkins apprised the other Seagate directors of his earlier conversation with Dr. Park regarding a potential business combination of Seagate and Maxtor. After discussion of the matter, the board authorized Mr. Watkins to explore a possible transaction with Maxtor.

On June 3, 2005, the Strategic and Financial Transactions Committee of Seagate’s board of directors held a meeting to consider a possible business combination with Maxtor. Representatives of Simpson Thacher & Bartlett LLP and Gibson Dunn & Crutcher LLP, outside counsels to Seagate, as well as representatives of Morgan Stanley attended this meeting. During this meeting, Seagate senior management and Morgan Stanley discussed with the Seagate board of directors the potential strategic and operational benefits and risks of a business combination with Maxtor. After discussion, the committee unanimously approved a recommendation to the full Seagate board that the company pursue discussions with Maxtor regarding a possible business combination of the two companies.

On June 9, 2005, Seagate’s board of directors had another meeting, which was attended by members of the company’s senior management and representatives of Simpson Thacher and Gibson Dunn. During the meeting, Mr. Watkins apprised the other Seagate directors of the preliminary analysis that Seagate had performed regarding a possible business combination with Maxtor. Following this update, the board authorized Mr. Watkins to deliver a letter to the Maxtor board of directors indicating Seagate’s interest in a potential business combination with Maxtor.

On June 10, 2005, Seagate engaged Morgan Stanley to act as its financial advisor in connection with a potential business combination of Seagate and Maxtor.

On June 11, 2005, at the request of Mr. Watkins, Dr. Park met with Mr. Watkins and Mr. James A. Davidson, another member of Seagate’s board of directors, to discuss whether Maxtor would be interested in exploring a potential strategic business combination with Seagate. During this meeting and pursuant to the authorization of the Seagate board, Mr. Watkins delivered a letter dated June 11, 2005 to Dr. Park, and distributed the same letter to the rest of Maxtor’s board of directors, indicating Seagate’s interest in exploring a business combination with Maxtor and containing a proposed exchange ratio of 0.392, subject to due diligence and board approval of the two companies. Based on the relative capital structures of the two companies at this time, this would have represented ownership for Maxtor stockholders in the combined company of approximately 16%.

On June 14, 2005, Maxtor’s board of directors held a special telephonic board meeting to review and discuss the written indication of interest from Seagate. In attendance were certain members of the company’s senior management and representatives of DLA Piper Rudnick Gray Cary US LLP, successor to Gray Cary and outside counsel to Maxtor, and Citigroup. Citigroup reviewed the terms of Seagate’s indication of interest, Seagate’s likely goals and objectives, possible courses of action available to Maxtor and the history of discussions between the parties. DLA Piper reviewed with the board the fiduciary duties of directors in considering a strategic business combination with Seagate and other legal considerations, including antitrust review, Maxtor’s anti-takeover posture and the possible benefits and costs of a stock purchase rights plan. Maxtor’s board discussed the range of alternatives available to Maxtor, information required to make a reasonable business judgment regarding the appropriate course of action and possible responses to Seagate.

On June 17, 2005, Maxtor’s board of directors held another special telephonic board meeting to review further matters relating to the proposed business combination with Seagate. Certain members of the company’s senior management and representatives of DLA Piper and Citigroup attended this meeting. DLA Piper reviewed certain preliminary antitrust considerations relating to a business combination with Seagate. Citigroup reviewed preliminary views of Maxtor’s strategic position, stock performance, market forecasts, analysts’ views, financial performance of other independent drive manufacturers, strategic alternatives, information regarding Seagate and a preliminary analysis of Seagate’s existing proposal.

On June 20, 2005, Maxtor’s board of directors held another special telephonic board meeting, which was attended by certain members of the company’s senior management and representatives of DLA Piper and Citigroup. During the meeting, certain members of senior management provided a review of management’s business model and factors impacting Maxtor’s ability to execute on the model, as well as Maxtor’s current challenges and opportunities as a stand-alone company. Maxtor’s management advised that a three-year plan was being prepared and would be presented to the board at an upcoming meeting. Citigroup reviewed with the board alternative responses to Seagate and the costs and benefits of each. DLA Piper reviewed Maxtor’s current defensive position and advised the board regarding their fiduciary duties in considering anti-takeover measures and reviewed the costs, benefits and operation of a rights plan. Citigroup provided advice to the board regarding the acquisition environment and Maxtor’s defensive posture. Maxtor’s board determined to continue to evaluate the need for a rights plan. The board discussed with its advisors a proposed response to Seagate, as well as a proposed nondisclosure agreement and standstill to be executed prior to any discussions. The board discussed goals for the discussions with Seagate and authorized management to meet with Seagate to better understand the strategic and financial benefits and challenges of a proposed business combination with Seagate in comparison to Maxtor’s prospects as a stand-alone company. The Maxtor board also requested a presentation on the three-year business plan and the various alternatives to the plan available to Maxtor for its next board meeting.

On June 23, 2005, Seagate and Maxtor entered into a non-disclosure and standstill agreement relating to, among other things, the provision of nonpublic information for each party’s use in evaluating a possible strategic business combination.

On June 27, 2005, Maxtor’s board of directors held a special board meeting, which was attended by certain members of the company’s senior management and representatives of DLA Piper and Citigroup. During the meeting, certain members of senior management provided a financial update regarding Maxtor’s quarter ending July 2, 2005 and a detailed operations update as to the second and third quarter of 2005 and presented management’s three-year business plan. The board discussed with management the assumptions, the range of possible results under the plan, the risks and opportunities for growth and profitability and the likelihood of achievement of results consistent with the plan. The board also discussed Maxtor’s current liquidity position. DLA Piper reviewed the terms of the non-disclosure agreement with Seagate, including the standstill covenant. Citigroup reviewed discussions it had with Morgan Stanley regarding Seagate’s proposal, and provided an overview of the industry, competitive landscape, consolidation dynamics and drivers and a review of other potential strategic partners and acquirors. The board reviewed with its advisors each of the potential partners and acquirors. Citigroup also provided an analysis concerning Maxtor’s three-year business plan, including discussion of the plan’s assumptions, growth drivers, preliminary sensitivity analysis and preliminary valuation analysis based on the plan. Citigroup reviewed information relating to Seagate and another participant in the disc drive industry, and provided preliminary financial analysis of a pro forma combination with each of the identified industry participants. The board reviewed the relative contributions of Maxtor to a proposed business combination and compared the value to Maxtor stockholders from the combined company plan, including synergies, to the value potentially afforded to stockholders under Maxtor’s business plan. The board noted the accretion to earnings possible for a combined company assuming a business combination with either of the identified industry participants, and the implications for Maxtor’s negotiating position on valuation in the event of discussions regarding a possible business combination with either party. DLA Piper reviewed certain antitrust considerations relating to a proposed business combination with Seagate and the other identified industry participant and various legal considerations raised by a possible transaction. The board discussed the various alternatives available to Maxtor, including the execution of Maxtor’s business plan and various business combination transactions. The Maxtor board authorized preliminary meetings between Seagate and Maxtor’s management and financial advisors.

On June 27, 2005, Mr. Duston M. Williams, Maxtor’s Executive Vice President, Finance and Chief Financial Officer, and representatives of Citigroup met with Charles Pope, Seagate’s Executive Vice President, Finance and Chief Financial Officer, and representatives of Morgan Stanley. During this meeting, Mr. Pope presented Seagate’s views on the expected benefits of a business combination of Seagate and Maxtor.

On July 1, 2005, Mr. Watkins, other members of Seagate’s senior management and representatives from Morgan Stanley met with Dr. Park, other members of Maxtor’s senior management and representatives of Citigroup to discuss the proposed business combination, including the exchange ratio proposal made by Seagate. At that meeting, Seagate provided Maxtor with an overview of the proposed transaction and Seagate’s strategic rationale for the proposed transaction. In addition, the parties discussed various strategic, operational and legal issues associated with the possible business combination, including Seagate’s regulatory analysis of a possible combination of the two companies.

On July 6, 2005, Maxtor’s board of directors held a special telephonic board meeting to discuss the proposed business combination. Certain members of the company’s senior management and representatives of DLA Piper and Citigroup attended this meeting. Citigroup provided a summary of the discussions with Seagate that had taken place since the previous board meeting. Mr. Williams provided an updated long range plan and reviewed the assumptions, risks and drivers in the plan, and Citigroup provided additional sensitivity analyses concerning the plan and a further preliminary valuation analysis for Maxtor. Citigroup reviewed a preliminary pro forma transaction analysis and additional information relating to Seagate and its proposal based on the latest discussions with Seagate. The board reviewed Maxtor’s prospects as a stand-alone company and other alternatives available to Maxtor, discussing the execution of the strategic plan and its associated risks, and opportunities for growth and profitability under the plan. The board reviewed risks relating to consummation of a business combination with Seagate, including the possible adverse impact of the announcement of the transaction on Maxtor’s relationships with its employees, suppliers, customers, as well as the possible adverse effect of the announcement and the pendency of such a transaction on Maxtor’s ability to execute on its existing business plan, and the value created for stockholders if management continued to execute on the current business plan. The board discussed with DLA Piper deal terms designed to mitigate risks relating to the consummation of the transaction. In light of the significant risks of the transaction, the relative contribution of Maxtor to the combined company and the significant accretion offered in a business combination between Maxtor and Seagate, the board authorized Dr. Park to communicate to Seagate that further discussions between Maxtor and Seagate should be conditioned on Seagate’s willingness to accept certain transaction terms providing certainty of consummation and a significant improvement in the relative valuation of Maxtor in the proposed transaction.

On July 10, 2005, Dr. Park met with Mr. Watkins to discuss the proposed business combination and to convey Maxtor’s view of the significant risks to Maxtor if a transaction were announced and not consummated, Maxtor’s view of its prospects as a stand-alone company and the Maxtor board’s position that further discussions should be conditioned on Seagate’s willingness to accept transaction terms providing enhanced certainty of consummation and a significant improvement in relative valuation of Maxtor in the proposed transaction. Dr. Park orally delivered a counter-proposal to Seagate’s proposed exchange ratio for a business combination between the two companies proposing that Maxtor stockholders receive 25% of the stock ownership of the combined company. Also on July 10, 2005, Mr. Pope and Mr. Williams, together with representatives of Morgan Stanley and Citigroup, continued to discuss the respective parties’ positions on valuation and other related matters, but no revisions in either party’s positions resulted from these discussions.

On July 13, 2005, Mr. Watkins telephoned Dr. Park to advise him that, due to a significant gap in each party’s views on the valuation of Maxtor, Seagate would be sending Maxtor a letter terminating discussions.

On July 15, 2005, Seagate delivered a letter to Maxtor’s board indicating that discussions would be terminated as of 5:00 p.m. Pacific Time on July 18, 2005 if Seagate did not receive an affirmative indication from Maxtor by that time that Maxtor would be willing to fully discuss the proposed business combination with significant flexibility on valuation, and reiterating the terms and exchange ratio initially proposed by Seagate on June 11, 2005.

Between July 13 and July 18, 2005, Dr. Park had numerous conversations with the Maxtor directors, DLA Piper and Citigroup to discuss Seagate’s position and Seagate’s letter. The lack of clarity regarding Seagate’s willingness to consider terms providing certainty of consummation and the relative contribution of Maxtor to a business combination with Seagate were noted in these discussions. As a result of these discussions, it was ultimately concluded that there was no Maxtor board support for a change in the position authorized by the board on July 6, 2005 and articulated by Dr. Park to Mr. Watkins nor to indicate to Seagate that Maxtor had “significant flexibility” on valuation.

On July 17, 2005, the Strategic and Financial Transactions Committee of the Seagate board held a meeting to further consider the proposed business combination with Maxtor. Mr. Watkins, other members of Seagate’s senior management and representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, which had been retained as additional outside counsel, Simpson Thacher, Gibson Dunn and Morgan Stanley attended this meeting. During this meeting Mr. Watkins updated the committee on the status of the discussions with Maxtor, including the deadline of July 18, 2005.

On July 18, 2005, Morgan Stanley and Wilson Sonsini contacted Citigroup to discuss the parties’ respective positions, but no change in either party’s position resulted. Later that day, Morgan Stanley contacted Citigroup to confirm that Seagate’s board had decided to terminate discussions with Maxtor regarding the proposed business combination.

On July 21, 2005, Maxtor’s board of directors held a special meeting, which was attended by representatives of DLA Piper and Citigroup. Dr. Park and Citigroup briefed the Maxtor board regarding the discussions between the parties leading to Seagate’s termination of discussions regarding the proposed business combination.

On September 17, 2005, at the request of Mr. Watkins, Dr. Park met with Mr. Watkins to discuss whether Maxtor would be interested in re-engaging discussions regarding a possible business combination with Seagate. During this meeting, Dr. Park indicated that Maxtor would only proceed with discussions if the parties first came to agreement on fundamental principles regarding transaction terms relating to certainty of consummation. Dr. Park proposed that Maxtor would deliver to Seagate a draft term sheet proposing terms relating to deal certainty under which it would be willing to engage in further discussions on a proposed business combination.

On September 22, 2005, Maxtor’s board of directors held a special telephonic board meeting, which was attended by representatives of DLA Piper and Citigroup. During the meeting, Dr. Park reviewed his recent discussions with Mr. Watkins and Seagate’s desire to re-engage in discussions regarding a possible business combination. Dr. Park also reviewed his views on the hard disc drive industry, including the challenges and opportunities, and noted Maxtor’s expected third quarter financial results and Maxtor’s ongoing initiatives and efforts to improve its operating results. Dr. Park reviewed the strategic alternatives available to Maxtor, summarizing the risks and opportunities of each strategy. Dr. Park noted that three broad strategic alternatives available to the company were (1) to pursue a niche strategy, focusing on narrow market opportunities in the disc drive industry with high potential, (2) to pursue a full market strategy, with broad product offerings and (3) consolidation. The board discussed these alternatives and the risks and opportunities of each. The board noted that the niche strategy would require significant restructuring, with attendant costs and risks of execution, that there were significant fixed costs, such as the company’s factories, which could result in an uncompetitive cost structure if the company limited its business to niche product lines, and that customers were demanding broader product lines. The board noted that the company was currently pursuing the second strategy, and seeking to broaden its product portfolio, but faced significant risks of execution relating to rationalizing the company’s product platform, time to market and production risks, high capital requirements for continuation and expansion of the product portfolio, and strong competition in product lines into which the company planned to expand. The board discussed the possibility of a strategic business combination as an alternative to continuing as a stand-alone independent company, and the possible risks and benefits of such a transaction for the company’s stockholders. Dr. Park reviewed his views on the most likely strategic partners for a business combination, including the costs and benefits associated with such partners. The board recognized that any business combination transaction would need to be compared against management’s long range business plan, taking into account the risks and opportunities of each alternative.

Dr. Park also reviewed the particular risks associated with a business combination with Seagate, including the possible adverse effect of the announcement of such a business combination with Seagate on Maxtor’s business and the risk of non-consummation. The board considered with its legal advisors the risks and delay inherent in the regulatory review of the transaction, noting that the transaction would be subject to review by antitrust authorities in the United States, Europe and other foreign jurisdictions. The board understood that the review could take several months and further recognized that, although both its advisors and Seagate’s advisors believed the transaction would likely clear antitrust review, there was some possibility that the clearance would involve a lengthy process before one or more of the reviewing agencies, could be subject to conditions that might affect the business of the combined company, and that in the worst case, antitrust clearance could possibly be denied. The board further considered the risk to the business during the review process, including the likely adverse impact of the announcement of the transaction on the company’s relationships with its customers, suppliers and employees. In particular, the board considered the likely adverse impact on the company’s ability to achieve anticipated component cost reductions with suppliers, and on the ongoing collaboration with component suppliers on the development of new products. The board recognized that the company’s suppliers would perceive that the merger would reduce opportunities for suppliers to continue or increase business with the combined company due to Seagate’s vertical integration model, and that suppliers would therefore be reluctant after announcement to invest in the company’s product development or provide cost reductions. The board also recognized that some of the company’s products might not be sold by the combined company after closing, as the combined company would seek to achieve synergies by significant cost reductions, and leveraging engineering resources and production over higher revenue. The board anticipated that customers would likely also shift product purchases from the company to competitors to reduce dependence on the combined company post-closing. Accordingly, the board recognized that customers might be reluctant to qualify new products from the company after announcement and might reduce purchases from the company. In view of the likely headcount reductions after closing, the board also recognized that retention of key employees would be a significant challenge and employee attrition could impact product development. The board also recognized that normal operating problems could occur during the lengthy review process, affecting revenue, gross margin or profitability in the near or long term. The board recognized that the typical merger agreement permitted the buyer to terminate the merger agreement if there were a material adverse effect on the seller’s business, or if regulatory approval were not obtained, and that if this type of condition were not limited in its application to the transaction, the company would be at significant risk of non-consummation, not only due to the expected adverse impact on suppliers, customers and employees, but also due to the risk of occurrence of other operational issues that could arise during a lengthy period after deal announcement. Finally the board took into account that Seagate might be benefited in the short term from the adverse impacts to the company’s business due to the announcement of the transaction even if the transaction were not consummated, and that it was critical to the negotiation of a merger agreement that Seagate have significant incentives to close the transaction, and very limited rights to terminate the transaction. The board recognized that the terms providing needed deal certainty would be unusually favorable to Maxtor compared to a typical merger transaction of this type, that there were limited market precedents for such terms and that Seagate would likely be resistant to such terms.

The board weighed these risks of non-consummation against the benefits of a transaction to Seagate. The board discussed potential benefits of the transaction, including the combined company’s enhanced ability to compete and leverage its resources to address customer needs, significant production efficiencies and reduced product costs, and increased return on investment, improved time to market, increased ability to broaden product offerings and reduced dependence on third party suppliers compared to the stand-alone prospects of Maxtor. The board also noted that the transaction would potentially mitigate the execution risks facing Maxtor in executing on its turnaround plan in an increasingly competitive business environment. The board recognized that these benefits would need to be explored as part of the due diligence for a transaction.

The board determined that in view of the potential value of a strategic business combination to Maxtor’s stockholders and the possible mitigation of risk of execution of Maxtor’s operating plan as an independent company, it was in the best interests of Maxtor and its stockholders to re-engage in discussions with Seagate regarding the possibility of a business combination, subject to the condition that Seagate and Maxtor agree upon terms mitigating the risks of the deal not being consummated. DLA Piper reviewed proposed terms mitigating the risk of the deal not being consummated, including relevant market precedents. The board considered a variety of terms in the merger agreement relating to the parties’ obligations to close the transaction, including conditions relating to the company’s business, such as a material adverse effect condition or a condition regarding the truth of representations made by the company relating to its business, the respective obligations of the companies to use their best efforts to obtain approval of the transaction by governmental authorities, and to defend any litigation brought by the government against the transaction, the payment of a significant fee by Seagate if the transaction were not consummated due to failure to obtain antitrust clearance, agreements of Seagate stockholders to support the transaction, restrictive covenants requiring the company to operate its business during the lengthy review process which would accommodate the company’s existing operating plan, limitations on Seagate’s ability to solicit Maxtor employees during the post-announcement period and a relatively late “drop dead” date for termination of the merger if the regulatory approval was not obtained. The board considered the various terms and their respective and collective effect in enhancing relative certainty of consummation and the possible continuing risks of non-consummation of the transaction even if such terms were agreed upon. The board also considered the proposed terms enhancing deal certainty in comparison to market precedents and Seagate’s likely response to the proposed terms, which would be viewed as creating significant business risks for Seagate by making the transaction more likely to be consummated even if there were issues in Maxtor’s business, requiring Seagate to continue to pursue the transaction in the face of government opposition and providing for a significant fee payable to Maxtor in certain events. Citigroup provided its views on the proposed terms. The board authorized Dr. Park to communicate the proposed terms on certainty of deal consummation to Seagate with the clarification that the communications were not an indication of any position of the board on Maxtor’s valuation.

On September 24, 2005, Dr. Park met with Mr. Watkins and presented a draft term sheet covering transaction terms designed to enhance the likelihood that the proposed transaction would be consummated after it was announced. Dr. Park reviewed the term sheet with Mr. Watkins and emphasized the importance of transaction certainty due to what Maxtor viewed as substantial risks for Maxtor as an ongoing company if a proposed business combination were announced but not consummated.

On October 5, 2005, certain senior members of Maxtor and Seagate management met with representatives of DLA Piper and Wilson Sonsini to discuss Maxtor’s draft term sheet. On October 8, 2005, Dr. Park met with Mr. Watkins to continue these discussions. On the same date, Mr. Williams met with Mr. Pope to discuss Seagate’s position regarding Maxtor’s term sheet.

On October 10, 2005, Maxtor’s board of directors held a special telephonic board meeting, which was attended by Mr. Williams and representatives of DLA Piper and Citigroup. During the meeting, Dr. Park reviewed with the board the discussions that had taken place since the previous board meeting, including the discussions concerning Seagate’s revised term sheet relating to deal consummation. DLA Piper reviewed issues raised by Seagate’s comments on the term sheet, and possible responses which would provide mitigation of the risk of a transaction not being consummated. Mr. Williams reviewed with the board the possible impact of the announcement of a strategic business transaction on Maxtor’s business, the possible impact of a failure to close a transaction after announcement and the prospects of recovery in such event, reviewing various scenarios and the impact on Maxtor’s prospects. The board discussed with DLA Piper and Citigroup various strategic alternatives available to Maxtor. The board reviewed with Citigroup other possible acquirors, including strategic buyers and financial buyers. The board discussed the relative likely interest and potential risks of non-consummation of an acquisition with these respective potential acquirors, and the significant risks to the company of engaging in discussions with one or more other potential acquirors, in terms of distraction of management from the execution on Maxtor’s stand-alone plan, and possible adverse impact from premature announcement of such discussions. After reviewing the potential partners and financial buyers, the board concluded that other than Seagate only one possible acquiror, another industry participant, was potentially able and willing to pursue and consummate a transaction with value at least equivalent to the Maxtor business plan in the near term. The board concluded that given prior discussions with the component supplier with whom Maxtor had previous discussions, and who had subsequently terminated discussions with Maxtor in 2004 after it had determined that Maxtor would not be a good strategic fit, that such supplier would not be interested in a transaction at a value at least equivalent to the value offered by Maxtor’s business plan and that any such combination with the component supplier would in addition involve very significant risks to deal consummation and potential harm to the discussions with Seagate or to Maxtor’s business if any discussions with the component supplier were commenced and prematurely disclosed. The board also took into account the ongoing negotiations with the supplier regarding its component supply arrangement with Maxtor, and the board believed that any inquiry regarding a strategic combination with that party at the time would compromise the success of the pending negotiations. Based upon these considerations, the board concluded that no contact with that supplier was warranted. The board discussed the relative contributions of Maxtor to a business combination with Seagate and the other identified industry participant. The board recognized that the risks relating to deal consummation were somewhat lower with the other identified industry participant, but recognized that this participant’s motivation for a transaction with Maxtor in the near term was significantly lower than the current interest shown by Seagate. The board concluded that Citigroup should initiate contact with the other identified industry participant after the board had additional information as to the terms relating to deal consummation proposed to Seagate. The board directed management to continue to execute on the current business plan. The board requested counsel to prepare a proposed response to the Seagate position on terms enhancing certainty of deal consummation.

On October 14, 2005, Maxtor’s board of directors held a special telephonic board meeting, which was attended by Mr. Williams and representatives of DLA Piper and Citigroup. During the meeting, Dr. Park reviewed with the board the results of a two day operational review and the status of Maxtor operations and upcoming product releases as well as Maxtor’s relationships with its OEM customers and suppliers. DLA Piper reviewed the proposed response to Seagate on the term sheet relating to deal consummation. The board authorized management and DLA Piper and Citigroup to provide the proposed response and to continue to negotiate with Seagate to obtain the best deal certainty terms possible, subject to board review and approval, and authorized Citigroup to initiate contact with the other identified industry participant to determine its interest in a possible strategic business combination. The board requested management’s presentation on an updated long range operating plan for the November 11 meeting. Subsequently, Citigroup initiated contact with the other industry participant.

On October 15, 2005, Dr. Park met with Mr. Watkins and delivered a revised term sheet responding to Seagate’s proposal and outlining the key deal certainty terms required by Maxtor.

On October 25, 2005, William L. Hudson, Seagate’s Executive Vice President General Counsel and Secretary, communicated to Mr. Williams Seagate’s positions on various terms.

On October 26, 2005, Seagate’s board of directors convened its annual strategic planning meeting, which was attended by members of the company’s senior management and a representative of Wilson Sonsini. During this meeting, the board discussed Seagate’s strategic plans for the upcoming year and further considered the proposed business combination with Maxtor. Wilson Sonsini outlined the major legal requirements for the proposed transaction, including required stockholder approvals and regulatory requirements, including the regulatory process and likely schedule for seeking regulatory approval for the proposed transaction.

On October 27, 2005, Seagate’s board of directors held its regular quarterly meeting, during which it continued its discussion and consideration of the merits and risks of the proposed business combination with Maxtor, integration of the two companies, critical factors to the success of the combination, valuation of the transaction and potential reactions from competitors and strategic partners. Following some additional discussion of the previous day’s deliberations, the board continued to discuss the strategic rationale of the merger, as well as the risks and costs in completing the transaction. Mr. Hudson and Wilson Sonsini outlined the fiduciary duties of the board and future board processes in connection with the board’s consideration of the business combination and various legal and regulatory issues that would and could arise in connection with the business combination. Following these presentations, the board authorized Mr. Watkins and other members of the company’s management to continue their discussions with Maxtor regarding the proposed business combination.

On October 28, 2005 Dr. Park and Mr. Williams met with Mr. Watkins, Mr. Pope and other members of senior management of Seagate, and the parties’ respective legal and financial advisors, to negotiate the terms and conditions of the transaction relating to certainty of consummation. During this meeting, Dr. Park and Mr. Watkins and their respective financial advisors had preliminary discussions on valuation. From October 31 through November 2, 2005, members of senior management of Seagate and Maxtor, as well as their respective legal and financial advisors, exchanged proposals and had several telephone conversations to negotiate the terms and conditions of the transaction relating to certainty of consummation.

On November 3, 2005, Mr. Williams met with Mr. Pope, together with representatives of Morgan Stanley and Citigroup, to discuss Seagate’s preliminary views on valuation for the transaction, and Seagate and Morgan Stanley presented materials indicating an exchange ratio of 0.32. On November 4, 2005, Dr. Park called Mr. Watkins to express Dr. Park’s concerns regarding the valuation discussions of the previous day.

On November 9, 2005, Mr. Watkins contacted Dr. Park to convey that he would be sending Dr. Park a revised valuation proposal for the transaction prior to Maxtor’s upcoming board meeting. In response, Dr. Park indicated that Seagate’s revised proposal needed to reflect improvement over the valuation views expressed during the November 3, 2005 meeting to warrant further discussions regarding a transaction.

On November 10, 2005, Mr. Watkins transmitted an electronic mail message to Dr. Park indicating his willingness to increase the exchange ratio for the transaction from that implied by earlier valuation discussions between the parties earlier in November from 0.32 to 0.35, subject to agreement on the deal consummation terms. Based on the relative capital structures of the two companies at this time, a 0.35 exchange ratio represented implied stock ownership for Maxtor stockholders in the combined company of 15.5%.

On November 11, 2005, Maxtor’s board of directors held a regular board meeting, which was attended by members of the company’s management and representatives of DLA Piper. During the meeting, management provided updates with respect to Maxtor’s business, reviewed its proposed long range operating plan for 2006-2007 and discussed key assumptions underlying the plan. The board discussed the plan with management and asked for a revised plan to be presented at the board’s next regular meeting on November 30, 2005. After discussion of the assumptions, the board requested that management review the assumptions in detail and present a revised long range operating plan in which management had a higher degree of confidence. That evening, Maxtor’s board of directors continued to meet in executive session and discussed with Citigroup and DLA Piper the various strategic alternatives for Maxtor. DLA Piper advised on antitrust matters relating to the proposed transaction with Seagate and a possible transaction with another industry participant and reviewed with the board the antitrust review process.

On November 12, 2005, Maxtor’s board of directors held a special board meeting, which was attended by certain members of the company’s senior management and representatives of DLA Piper and Citigroup. During the meeting, the board discussed with management their views on the various strategic alternatives available to Maxtor, including the strategic business combination with Seagate, or an acquisition or business combination with other industry participants or financial buyers, Maxtor’s prospects and execution risks continuing as a stand-alone company, possible scenarios for restructuring of the company, and the risks and potential benefits of each alternative. Citigroup reviewed the status of contacts with the other identified industry participant and the status of negotiations with Seagate regarding valuation. The board discussed the Seagate proposal, including the ownership of the combined company and the premium over current trading prices, the negotiation history and the relative interest and ability to consummate a strategic business combination with Seagate and with the other industry participant. The board took note that Maxtor had a profitable 2005 second quarter, but had suffered a loss in the third quarter of 2005. The board also recognized the execution challenges which management was facing in the fourth quarter of 2005 and in 2006 as Maxtor continued to pursue its turnaround plan, including the need to release new products which met time to market and time to production schedules. The board further took note that the parties were in the process of negotiating with Seagate several terms to enhance certainty of deal consummation to mitigate the significant risks to the company of non-consummation. The board recognized that these terms had not been discussed by the parties with any specificity prior to the termination of discussions between the parties in July 2005 and had not been taken into account by Seagate in making its June 2005 proposal. The board recognized that the deal certainty terms being proposed by Maxtor were unusually favorable to Maxtor relative to market precedents, and also took note that Maxtor was proposing, as part of these negotiations, a significant fee payable by Seagate to Maxtor in certain events. The board discussed the negotiating strategy for seeking an increase in the exchange ratio. The board then discussed again with Citigroup and DLA Piper possible acquirors other than Seagate and the other identified industry participant, including both strategic and financial acquirors, and concluded, based on a review of the respective potential acquirors’ possible interest in a business combination and ability to consummate such a transaction, that Seagate and the other identified industry participant were the only likely acquirors who might engage in meaningful discussions in the near term for a strategic business combination or acquisition providing at least equivalent value to Maxtor’s stockholders to that offered by Maxtor’s current business plan. The board also noted that other potential acquirors could propose a bid after announcement of a signed transaction and that any transaction the board would approve would permit consideration of a third party proposal. Citigroup reviewed Maxtor’s long range operating plan as presented compared to street forecasts and industry research, a sensitivity analysis regarding Maxtor’s long range operating plan and preliminary financial analysis regarding Maxtor’s stand-alone value. Citigroup reviewed the strategic rationale and preliminary financial analysis, including the various implied exchange ratios based on historical trading prices, of a combination with Seagate and alternatively a combination with the other identified industry participant. DLA Piper reviewed the status of negotiations on the terms relating to deal consummation and various outstanding issues, and proposed responses. The board authorized management and its advisors to continue discussions with Seagate and the other industry participant.

On November 12, 2005, Dr. Park called Mr. Watkins to inform him that Maxtor’s board had authorized the continuation of discussions regarding a transaction, although acknowledging that progress was still required on both valuation and deal consummation terms to reach agreement. Mr. Watkins and Dr. Park agreed to hold a meeting with their respective advisors to continue discussions.

On November 16, 2005, Dr. Park and Mr. Williams met with Messrs. Watkins and Pope and other members of Seagate’s senior management to further discuss the exchange ratio for the transaction and terms relating to deal consummation. Representatives of DLA Piper, Wilson Sonsini, Simpson Thacher, Citigroup and Morgan Stanley also attended this meeting. Dr. Park proposed at this meeting an exchange ratio of 0.41. Later that day Dr. Park conveyed privately in a conversation with Mr. Watkins a willingness to recommend a transaction to Maxtor’s board at an exchange ratio of 0.392. Based on the relative capital structures of the two companies at this time, a 0.41 exchange ratio represented implied stock ownership for Maxtor stockholders in the combined company of 17.8%, and a 0.392 exchange ratio represented Maxtor ownership in the combined company of 17.1%.

On November 21, 2005, representatives of Citigroup met with management of the other identified industry participant to discuss the potential benefits of a strategic business combination between Maxtor and the other industry participant. Management of the other industry participant expressed limited interest in such a transaction and, although there were some additional telephone conversations between Citigroup and the other participant’s management team, no further meetings were held between the parties or their representatives or advisors.

On November 22, 2005, Seagate’s board of directors convened a telephonic meeting, which was attended by members of the company’s senior management, as well as representatives of Wilson Sonsini, Simpson Thacher, Gibson Dunn and Morgan Stanley. Mr. Watkins updated the board on recent conversations with management of Maxtor and the due diligence process. Wilson Sonsini discussed the board’s fiduciary duties when considering the proposed transaction, as well as various legal and regulatory issues associated with the business combination. Wilson Sonsini, Simpson Thacher and Gibson Dunn also discussed in detail their regulatory analysis of the transaction and the anticipated process and schedule for seeking regulatory approval. Following these presentations and a discussion of alternatives to a business combination with Maxtor, the board authorized the company’s management to continue their discussions with Maxtor regarding the business combination.

On the evening of November 22, 2005, Mr. Watkins called Dr. Park to confirm that while there were still outstanding issues to be resolved on the proposed terms, the Seagate board was willing to proceed with the proposed business combination and had authorized Mr. Watkins to continue discussions with Dr. Park regarding the terms of such a transaction. Mr. Watkins informed Dr. Park that the Seagate board was unwilling to accommodate Maxtor’s demand for deal certainty terms that were significantly more favorable than market precedents, including a large fee payable by Seagate in certain events, while also providing a significantly larger premium than in recent transactions Seagate viewed as comparable, and that further negotiation of the exchange ratio and deal terms would be required.

On November 30, 2005, Maxtor’s board of directors held a special telephonic board meeting, which was attended by Mr. Williams and representatives of DLA Piper and Citigroup. During the meeting, Mr. Williams reviewed with the board a revised long range operating plan for 2006-2007, addressing the issues requested by the board on November 11, 2005. The board had requested that management present a long range operating plan in which management had a higher degree of confidence of achievement. To accomplish this, senior management requested that operational heads review the assumptions in the long range operating plan presented to the board on November 11, 2005 and make any necessary adjustments, and then the plan was subject to final review by Dr. Park, Mr. Williams and Mr. Wingert. The plan as presented on November 30 had been revised from the November 11 plan as a result of management’s review to reduce 2006 unit volumes of certain products either due to earlier projected end of life or later projected product ramp, with decreases in revenue and gross margin in 2006, compared to the November 11, 2006 plan. In addition, manufacturing and customer service yields and anticipated cost savings were revised in 2006 and 2007, and anticipated price declines were revised in 2007. The revised plan had lower units in 2006 and higher units in 2007, lower revenue in 2006 and higher revenue in 2007, and a lower net loss in 2006 and higher net income in 2007, than the plan presented on November 11, 2005. Citigroup made a presentation to the Maxtor board of directors regarding possible restructuring scenarios, reviewed the valuation impact from the hypothetical restructuring, and presented data and analyses to the board that indicated that there was no significant value created by the possible restructuring scenarios. The board discussed with Citigroup the risks of restructuring, including the distraction of management, the time required and the risks of consummation, and concluded that the restructuring alternatives did not warrant further study at the current time. Citigroup reviewed its discussions with the other identified industry participant, noting that based on their discussions with the other industry participant, the other industry participant did not view a transaction with Maxtor as a priority given its current strategic initiatives and perceived integration risks. Dr. Park reviewed the latest discussions with Seagate regarding valuation and deal consummation terms. DLA Piper reviewed the open issues relating to the terms relating to deal consummation. The Maxtor board discussed the terms and authorized the continuation of discussions with Seagate.

From December 2 through December 5, 2005, Morgan Stanley and Citigroup had numerous telephonic meetings on behalf of Seagate and Maxtor regarding potential valuation issues regarding the transaction, as well as certain terms and conditions that might affect the certainty of consummation of a potential transaction.

On December 5, 2005, Morgan Stanley and Citigroup discussed a proposed valuation for the proposed transaction, subject to agreement on terms relating to deal consummation.

On December 6, 2005, Dr. Park and Mr. Williams met with Mr. Watkins, Mr. Pope and other members of Seagate’s senior management to negotiate the terms of the transaction relating to deal consummation. Also present at this meeting were representatives of DLA Piper, Wilson Sonsini, Simpson Thacher, Morgan Stanley and Citigroup.

On December 7, 2005, Maxtor’s board of directors held a special telephonic board meeting to further discuss the proposed business combination, which was attended by certain members of the company’s senior management and representatives of DLA Piper and Citigroup. During the meeting, Dr. Park provided an update as to the discussions with Seagate regarding the proposed transaction since the previous board meeting. Citigroup reviewed with the board the proposed valuation for the transaction. DLA Piper reviewed the status of negotiations regarding deal consummation and other transaction terms. Citigroup reported on a recent telephone conversation with the other industry participant’s chief executive officer where the chief executive officer expressed continued skepticism regarding the benefits of a business combination with Maxtor and expressed no desire to engage in further discussions regarding the matter. Mr. Williams provided an update on Maxtor’s expected results for the fourth quarter. The board authorized management to continue discussions with Seagate, subject to further board review and diligence.

On December 8, 2006, DLA Piper and Wilson Sonsini further discussed the terms and conditions of the transaction relating to certainty of consummation. DLA Piper and Wilson Sonsini reached a tentative understanding on these terms and conditions and agreed to recommend the proposed terms to their respective clients. Also on that day Seagate and Maxtor entered into a joint defense agreement.

From December 9, 2005 through the execution of the merger agreement on December 20, 2005, Seagate, with the assistance of Morgan Stanley, Wilson Sonsini, Simpson Thacher and Gibson Dunn, and Maxtor, with the assistance of Citigroup and DLA Piper, conducted an extensive business, financial and legal due diligence investigation of the business and operations of the other and the proposed business combination, including potential strategic synergies of the business combination, legal structure, and implementation and regulatory issues relating to the business combination.

On December 10, 2005, Seagate delivered an initial draft of the merger agreement to Maxtor. Thereafter, the respective legal advisors of the parties negotiated the terms of the merger agreement through December 20, 2005.

On December 12, 2005, Seagate and Maxtor made a series of management presentations to each other to facilitate their ongoing due diligence efforts in connection with the proposed business combination.

On December 15, 2005, Maxtor’s board of directors held a special telephonic board meeting, which was attended by certain members of the company’s senior management and representatives of DLA Piper and

Citigroup. During the meeting, management provided an update on Maxtor’s fourth quarter financial results and the long range operating plan and additional information regarding current business conditions and operations. Dr. Park reviewed the status of due diligence being conducted with respect to the proposed transaction with Seagate. DLA Piper reviewed the key terms and issues outstanding under the merger agreement and the board authorized continued negotiations. Citigroup updated the board on the business and financial due diligence review of Seagate. Dr. Park advised the board regarding a recent contact to a Maxtor executive officer from an officer in the foreign operations of the component supplier which had engaged in discussions regarding a business combination in 2004, expressing the supplier’s officer’s personal interest in Maxtor and the component supplier discussing a possible strategic transaction, although he had not ascertained the corporate interest of the component supplier in such a possibility. The board discussed the supplier’s past negotiations and the fact that discussions were terminated in 2004 by the supplier due to lack of strategic fit, and recognized that it was unlikely that the supplier would be interested in a transaction with a value at least equivalent to that proposed by Seagate. The board also recognized the significant risks to deal consummation inherent in a transaction with the supplier, including the likely length of negotiations required for any business combination transaction, as well as the significant risks to the current proposed transaction with Seagate if there were any delay in finalizing the proposed business combination with Seagate. The board also took into account ongoing negotiations with the supplier regarding their component supply arrangement, and that any inquiry regarding a strategic combination at the time would compromise the success of the pending negotiations. The board took note of the provisions in the merger agreement permitting the board to consider third party bids representing a superior proposal and concluded, given the risks to the current transaction and the opportunity for the supplier to make a bid after announcement, that no further contact with the supplier was warranted.

On December 16, 2005, the Strategic and Financial Transactions Committee of the Seagate board had a meeting to consider the proposed business combination with Maxtor further, and in particular, the regulatory analysis of the company and its advisors relating to the transaction. Mr. Watkins and other members of Seagate’s senior management, as well as representatives of Wilson Sonsini, Simpson Thacher, Gibson Dunn and Morgan Stanley, also attended this meeting. During this meeting, Mr. Watkins updated the committee regarding the status of the discussions with Maxtor regarding the proposed transaction and reported on Seagate’s due diligence review of Maxtor. Wilson Sonsini then outlined the major legal requirements for the transaction, including the required stockholder approvals and regulatory requirements of the transaction. Simpson Thacher, Wilson Sonsini and Gibson Dunn also reviewed the terms of the merger agreement. Gibson Dunn described its regulatory analysis of the transaction and the anticipated regulatory approval process for the transaction. During this meeting, the committee discussed the terms and conditions of the merger agreement relating to regulatory aspects of the transaction.

On December 17, 2005, Maxtor’s board of directors held a special telephonic board meeting, which was attended by certain members of the company’s senior management and representatives of DLA Piper, Citigroup and PricewaterhouseCoopers. PricewaterhouseCoopers had been engaged to provide an accounting diligence review to Maxtor regarding Seagate using limited procedures governed by consulting standards. During the meeting, management and representatives of DLA Piper, Citigroup and PricewaterhouseCoopers reviewed the results of the due diligence review of Seagate. Later that day, Messrs. Pope and Williams met to discuss the components of Maxtor’s retention bonus plan. Negotiations regarding the components of this plan continued through December 20, 2005.

On December 17 and December 18, 2005, members of the management of Seagate and Maxtor and their respective financial and legal advisors convened numerous meetings to negotiate the final terms and conditions of the merger agreement. Mr. Pope also had meetings with Mr. Williams to discuss the terms of the proposed retention program being developed by Maxtor management.

On December 20, 2005, Seagate’s board of directors convened a special telephonic meeting, which was attended by members of the company’s senior management, as well as representatives of Wilson Sonsini, Simpson Thacher, Gibson Dunn and Morgan Stanley. Mr. Watkins updated the board on the status of negotiations with Maxtor regarding the proposed business combination. Wilson Sonsini updated the board on the status of negotiations with Maxtor with respect to the proposed merger agreement and voting agreements, and discussed the board’s fiduciary duties with respect to their consideration of the business combination. Wilson Sonsini, Simpson Thacher and Gibson Dunn described their regulatory analysis of the transaction, as well as the anticipated regulatory approval process for the transaction. Counsel also described in detail the manner in which the regulatory aspects of the transaction would be reflected in the merger agreement. Morgan Stanley then presented its financial analysis of the proposed transaction, and Morgan Stanley rendered its oral opinion subsequently confirmed by delivery of its written opinion dated December 20, 2005, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio provided for in the merger agreement was fair from a financial point of view to Seagate. After discussion and consideration of the foregoing, the board unanimously determined that the merger on the terms discussed at the meeting was fair to, and in the best interests of, Seagate and its shareholders and declared the merger to be advisable, approved the merger agreement, resolved to recommend that the shareholders of Seagate approve the issuance of Seagate shares in connection with the transaction and directed that the proposal for the issuance of shares be submitted to Seagate’s shareholders at a meeting of Seagate shareholders.

On December 20, 2005, Maxtor’s compensation committee held a meeting and reviewed management’s proposed retention strategy program. Members of management made presentations and representatives of DLA Piper and Hewitt Associates, the committee’s executive compensation advisor, provided advice regarding the proposed program. The program included a $100 million retention bonus program for key employees, acceleration of vesting of stock options, restricted stock awards and restricted stock unit awards held by employees who were not participants in Maxtor’s Executive Retention and Severance Program upon certain terminations of employment following a change of control, the issuance of restricted stock and restricted stock units to key employees and continuation of severance plans for employees. The committee discussed the need for strong retention benefits to assist Maxtor in continuing its business between announcement and closing, particularly in light of the risk that the transaction might not be consummated. The committee approved the retention strategy program. The committee recognized that upon a change of control, vesting of options, restricted stock and restricted stock units held by participants in the Executive Retention and Severance Program would be governed by the terms of that plan. The committee also recognized that vesting of non-employee directors’ options granted previously under the 1996 Stock Option Plan would not be accelerated in the merger without further action by the committee. The committee concluded that providing for the acceleration of vesting of director options on the same terms as the acceleration of vesting of options for employees generally would be consistent with the treatment of non-employee director options under the 2005 Performance Incentive Plan approved by stockholders in May 2005, and also consistent with the treatment of all other outstanding options. The compensation committee also approved the acceleration of vesting of director stock options.

Also on December 20, 2005, Maxtor’s board of directors also held a special board meeting to consider the proposed merger with Seagate, which was attended by certain members of the company’s senior management and representatives of DLA Piper and Citigroup. At this meeting, DLA Piper reviewed the final terms of the merger agreement and voting agreements to be executed by certain Seagate shareholders and advised the board regarding antitrust matters. Members of management reviewed with the board the various operating covenants, and the impact of announcement of the transaction on Maxtor’s relationships with employees, suppliers and customers, as well as continuing operations. DLA Piper, Citigroup and management summarized the remaining legal, business and financial due diligence that had been conducted on Seagate. Dr. Park reviewed the terms of a retention strategy program approved by Maxtor’s compensation committee, including the acceleration of vesting of options. The board was also advised that vesting of director options would be accelerated. Citigroup reviewed the financial terms of the proposed merger, summarized a financial presentation regarding the merger consideration, and delivered its oral opinion, confirmed in writing, to Maxtor’s board of directors that, as of December 20, 2005, based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration as set forth in the merger agreement was fair, from a financial point of view, to the holders of Maxtor common stock. The board discussed the strategic and business considerations relating to the proposed merger, the risks and benefits of the transaction compared to other alternatives available to Maxtor and the terms of the merger agreement. Following the presentations and discussion, Maxtor’s board of directors voted unanimously to approve the merger agreement and resolved to recommend that Maxtor stockholders vote to approve the terms of the merger and adopt the merger agreement.

Following the meetings of the board of directors of each of Seagate and Maxtor, Seagate and Maxtor executed the merger agreement as of December 20, 2005. Also on December 20, 2005 all of the directors of Seagate as well as entities affiliated with those directors entered into voting agreements with Maxtor. During the early morning of December 21, 2005, Seagate and Maxtor issued a joint press release announcing the execution of the merger agreement and the merger.

ADDITIONAL INFORMATION REGARDING THE OPINION OF MAXTOR’S FINANCIAL ADVISOR

Information regarding the opinion, rendered by Citigroup in connection with the December 20, 2005 merger agreement with Seagate, that was presented to the Maxtor board in December 2005 and the analyses performed by Citigroup in connection with that opinion, as well as a copy of the opinion itself, were included in the April 18th Proxy Statement.

The following supplements the discussion in the section entitled Opinion of Maxtor’s Financial Advisor beginning on page 53 in the April 18th Proxy Statement regarding the analyses conducted by Citigroup in arriving at its opinion.

The subsection entitled Relative Valuation Analysis that begins on page 55 in the April 19th Proxy Statement is hereby supplemented by replacing the second paragraph in its entirety with the paragraph set forth below:

*        *        *

In deriving ranges for the pro forma combined company, Citigroup assumed 10% annual attrition of the revenues of the combined company in one case and 15% annual attrition of the revenues of the combined company in another case. Citigroup used the 10% and 15% revenue attrition measures as these were the lower and upper limit respectively of the range of combined company revenue attrition estimated by Seagate’s financial advisor based on Seagate’s estimates of the potential range of Maxtor revenue attrition. For the combined company, Citigroup used estimates of the standalone future financial information of Maxtor and Seagate prepared by Wall Street analysts and used estimates of combination adjustments, including assumptions regarding synergies resulting from the merger, that were prepared by the managements of Maxtor and Seagate.

*        *        *

The subsection entitled Premiums Paid Analysis that begins on page 59 in the April 19th Proxy Statement is hereby supplemented by inserting the following as the second full paragraph:

*        *        *

Premiums paid in merger and acquisition transactions reflect not only valuation concerns but also current conditions in the market for merger and acquisition transactions. Citigroup believed that transactions announced earlier than April 2003 would likely be significantly less indicative of premiums paid relative to valuation measures under current market conditions, and as a result did not consider any such transactions in its premiums paid analysis. Citigroup therefore did not include the three transactions referred to above under “Selected Precedent Transaction Analysis,” in its premiums paid analysis.

*        *        *

Other than these two revisions, the section entitled Opinion of Maxtor’s Financial Advisor beginning on page 53 remains unchanged.

ADDITIONAL INFORMATION REGARDING DISSENTERS’ RIGHTS OF APPRAISAL

The following provides additional disclosure regarding the general availability of dissenters’ rights under Delaware General Corporate law. However, as previously stated in the April 18th Proxy Statement, under Delaware General Corporate Law, Maxtor stockholders will not be entitled to exercise any dissenters’ rights of appraisal in connection with the transactions contemplated by the merger agreement. The discussion that previously appeared on page 73 to the April 18th Proxy Statement, under the subheading No Dissenter’s Rights of Appraisal, is replaced in its entirety by the disclosure below.

No Dissenters’ Rights of Appraisal

Neither Cayman Islands law nor Seagate’s third amended and restated memorandum of association specifically provides for appraisal rights.

Section 262 of the Delaware General Corporation Law provides that in some mergers, stockholders who do not vote in favor of the merger and who comply with a series of statutory requirements have the right to receive, instead of the merger consideration, the fair value of their shares as appraised by the Delaware Court of Chancery, payable in cash. However, subsection (b) of Section 262 of the Delaware General Corporation Law limits this right such that this right to appraisal is not available to stockholders whose shares are listed on a national securities exchange and who, as a result of the merger, receive shares of stock of another corporation listed on a national securities exchange. See also “Comparison of Shareholder Rights – Dissenters’ Rights” on page 112. Because Maxtor common stock is listed on the New York Stock Exchange, a national securities exchange, and because holders of Maxtor common stock will receive Seagate common shares in connection with the merger, which shares are and immediately after the merger will continue to be listed on the New York Stock Exchange, no dissenters’ rights are available to Maxtor stockholders with respect to the merger.

As a result of the foregoing, neither Seagate shareholders nor Maxtor stockholders will be entitled to exercise any dissenters’ rights of appraisal in connection with the transactions contemplated by the merger agreement.

ADDITIONAL INFORMATION

To obtain additional copies of this supplement or the definitive joint proxy statement/prospectus dated April 18, 2006, please contact:

Maxtor Corporation, VP of Investor Relations

Telephone: (408) 894-5000

or

MacKenzie Partners, Inc.

Telephone: (800) 322-2885 (toll free)

Email: proxy@mackenziepartners.com

If your broker or bank holds your shares, you should also contact your broker or bank for additional information.

FORWARD-LOOKING STATEMENTS

This supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained in this supplement that are not purely historical, including, without limitation, statements regarding our expectations, beliefs, intentions or strategies regarding the future, are forward-looking statements. An example of forward-looking statements in this supplement includes statements regarding the anticipated date of the extraordinary special meeting of Seagate shareholders and the annual meeting of Maxtor’s stockholders to approve the merger of Seagate and Maxtor, and the anticipated closing date for Seagate’s acquisition of Maxtor. These statements are based on current expectations and are subject to risks and uncertainties which could materially affect the results of Seagate and/or Maxtor, including, but not limited to, market demand for hard disc drives, qualification of the their products, market acceptance of products, their ability to execute future development and production ramps and utilize manufacturing assets efficiently, changes in product and customer mix, the availability of components, pricing trends, actions by competitors, general economic and industry conditions, the impact of the announced transaction between the Maxtor and Seagate on current customer demand prior to the closing of the transaction, and the possibility that Seagate’s pending acquisition of the Maxtor will not be consummated on a timely basis or at all. These and other risk factors are contained in documents filed with the SEC, including, but not limited to, Seagate’s Form 10-Q for the period ended March 31, 2006 filed with the SEC on April 28, 2006, Maxtor’s Form 10-Q for period ended April 1, 2006 filed with the SEC on April 28, 2006 and Seagate’s registration statement on Form S-4 as declared effective by the SEC on April 14, 2006 (SEC File No. 333-132420). Forward-looking statements are based on information available to Seagate and Maxtor as of the date of this report and current expectations, forecasts and assumptions involve a number of risks that could cause actual results to differ materially from those anticipated by the forward-looking statements. Seagate and Maxtor are under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

IMPORTANT ADDITIONAL INFORMATION

On December 21, 2005, Maxtor announced that it had entered into a definitive agreement with Seagate Technology which provides for Seagate to acquire Maxtor in a merger transaction. In connection with the proposed transaction, Seagate filed a Registration Statement on Form S-4 with the SEC on March 14, 2006 containing a preliminary Joint Proxy Statement/Prospectus (SEC File No. 333-132420). This registration statement was declared effective by the SEC on April 14, 2006. On or about April 18, 2006, the definitive Joint Proxy Statement/Prospectus was mailed to stockholders of Seagate and Maxtor. Each of Seagate and Maxtor have filed, and will continue to file, with the SEC other documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders can obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by Seagate and Maxtor through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders are able to obtain free copies of the Registration Statement and the definitive Joint Proxy Statement/Prospectus and other documents filed with the SEC from Seagate by directing a request to Seagate Technology, 920 Disc Drive, P.O. Box 66360, Scotts Valley, California 95067, Attention: Investor Relations (telephone: (831) 439-5337) or going to Seagate’s corporate website at www.Seagate.com; or from Maxtor by directing a request to Maxtor Corporation, 500 McCarthy Boulevard, Milpitas, California 95035, Attention: VP of Investor Relations (telephone: 408-894-5000) or going to Maxtor’s corporate website at www.Maxtor.com.

Seagate and Maxtor, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Seagate’s directors and executive officers is contained in Seagate’s Annual Report on Form 10-K for the fiscal year ended July 1, 2005 and its proxy statement dated October 7, 2005, which were filed with the SEC. Information regarding Maxtor’s directors and executive officers is contained in Maxtor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its proxy statement dated April 14, 2006, which were filed with the SEC.

S-19